                                                                   EXHIBIT 99.32
Press Release

STAMPS.COM ACQUIRES E-STAMP NAME, PATENTS

Stamps.com Acquires Internet-Based Postage Assets and Intellectual Property of Former Competitor

SANTA MONICA, Calif., April 30 -- Stamps.com, the leading provider of Internet-based postage and shipping services, announced today that it has acquired a broad set of patents and other intellectual property rights from E-Stamp Corporation, including the E-Stamp name and E-Stamp.com Internet domain.

The portfolio of 31 patents and trademarks largely relate to Internet-based postage printing and management, and are part of a broader strategy by Stamps.com to solidify its leadership in mailing and shipping services within the small business and home office markets.

"These acquisitions significantly enhance our position in the rapidly growing Internet postage and shipping areas," said Stamps.com Chief Executive Officer Bruce Coleman. "Combined with our existing intellectual property assets, the E-stamp patents and trademarks provide us with a technology portfolio and brand recognition that places the company solidly at the forefront of Internet postage providers."

Once a Stamps.com competitor, E-Stamp Corporation announced in November, 2000 that it would exit the Internet-based postage industry to focus on shipping and logistics.

Stamps.com plans to use the E-Stamp assets to expand the services available to its customer base and target market of 10 million small business and home offices in the United States.

About Stamps.com

Stamps.com (Nasdaq: STMP) is the leading provider of Internet-based mailing and shipping services. Its flagship product, Stamps.com Internet Postage(TM), enables customers to print U.S. Postal Service-approved postage via a computer and Internet connection. The company's iShip(TM) service is an Internet-based multi-carrier shipping solution that permits users to manage shipments more efficiently and cost effectively than traditional paper or electronic single carrier systems. Based in Santa Monica, California, Stamps.com serves more than 300,000 customers. For more information contact Kathleen Brush at email: kbrush@stamps.com, tel: (310) 581-7275, or on the web at www.stamps.com.

                                      ###

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, including the company's ability to achieve profitability, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its annual report on form 10-K for the fiscal year ended December 31, 2000, and its Current Reports on Form 8-K. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, E-Stamp, iShip, and the Stamps.com, E-Stamp, and iShip logos are trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.